Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES SECOND QUARTER 2010

FINANCIAL RESULTS

~ Second Quarter Net Sales Increased 17.9% to $168.7 Million ~

~ Comparable Store Net Sales Increased 5.5% for the Second Quarter ~

~ Second Quarter Net Income Increased 31.0% to $9.1 Million, or $0.32 per Diluted Share ~

TOANO, Va, August 4, 2010 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the second quarter and six months ended June 30, 2010.

Second Quarter Results

Net sales increased $25.6 million, or 17.9%, to $168.7 million in the second quarter of 2010 from $143.1 million in the second quarter of 2009. Comparable store net sales increased 5.5% in the second quarter of 2010 as consumer demand continued to drive sales volume. In the second quarter of 2009, comparable store net sales decreased 1.8%. Non-comparable store net sales increased $17.7 million over the prior year period. The Company opened six new stores during the second quarter.

Gross margin was 34.7% in the second quarter of 2010, a decrease from 35.3% in the second quarter of 2009. Gross margin was impacted by shifts in our sales mix, increased product costs, primarily transportation and finishing costs, and selected promotional pricing designed to generate incremental consumer demand and sales volume.

Selling, general and administrative (SG&A) expenses were $43.9 million, or 26.0% of net sales, for the second quarter of 2010 compared to $39.2 million, or 27.4% of net sales, for the second quarter of 2009. The decrease in SG&A expenses as a percentage of net sales for the second quarter of 2010 primarily reflects leverage in advertising, as well as reductions in legal, professional and other expenses, partially offset by the costs of store base expansion and infrastructure investments.

Net income increased 31.0% to $9.1 million, or $0.32 per diluted share, in the second quarter of 2010 compared to $6.9 million, or $0.25 per diluted share, in the second quarter of the prior year. The effective tax rate was 38.6% in the second quarter of 2010 and 39.6% in the second quarter of 2009; the 2010 reduction was primarily due to lower state income taxes.

Jeffrey W. Griffiths, President and Chief Executive Officer, commented, “We continued our momentum through the second quarter, achieving our best-ever quarterly top and bottom line results. We are pleased with our ability to leverage our flexible and differentiated business model to generate further operating margin expansion. Our unique value proposition of price, selection, quality and availability continued to resonate well with customers and increase traffic. Enhancing our value proposition with targeted promotional pricing of certain hardwoods and a broadened assortment of entry level hardwood price points, our annual sale in April drew a very strong customer response. We remain focused on further improving our operations and building a foundation for long-term success and we are well positioned to continue our growth.”

First Six Months Results

Net sales increased 19.8% to $319.9 million in the first six months of 2010 from $267.0 million in the first six months of 2009. Comparable store net sales increased 6.7% for the first half of 2010, compared to a decrease of 3.7% for the first half of the prior year. Non-comparable store net sales increased $35.1 million over the prior year. The Company opened 17 new stores during the first six months of 2010 and currently operates 203 stores in 46 states.

Gross profit increased 17.8% to $112.0 million as gross margin decreased to 35.0% from 35.6% in the same period of 2009. SG&A expenses increased 13.9% to $86.1 million, or 26.9% of net sales for the first half of 2010 compared to $75.5 million, or 28.3% of net sales for the first half of 2009. Operating income increased 32.5% to $26.0 million, or 8.1% of net sales in the first six months of 2010 from $19.6 million, or 7.3% of net sales in the first six months of 2009.

Net income increased 33.5% to $16.1 million, or $0.57 per diluted share, in the first half of 2010 compared to $12.0 million, or $0.44 per diluted share, in the first half of the prior year. Net income for the first six months of 2010 reflects an effective tax rate of 38.7% compared to 39.4% in the first six months of 2009.

Company Outlook

The Company has updated its outlook for fiscal 2010 and expects the following:

•	Net sales for the full year in the range of $630 million to $650 million.

•	Comparable store net sales increases in the mid-single digits.

•	Full year 2010 earnings per diluted share in the range of $1.13 to $1.23, based on a diluted share count of approximately 28.4 million shares and an effective tax rate in the range of 38.5% to 38.8%.

•

The opening of 19 to 23 new store locations in the second half of the year, for a total of 36 to 40 new store locations in 2010, including its first store locations in Canada, expected to open in the fourth quarter.

Mr. Griffiths concluded, “We expect to continue driving growth throughout the second half of the year and are on track to meet our strategic plans and financial targets for the full year. We anticipate seeing gradual improvement in the macro-economic trends which impact the wood flooring market and we will implement advertising and promotional strategies accordingly. We have increased our efforts to further enhance efficiency within our supply chain, and we continue to invest in our inventory planning and allocation expertise. Looking ahead, we expect our strengthened operations to result in gross margin expansion in the second half of 2010 as compared to the first half of the year. We remain committed to further enhancing our value proposition to improve our competitive advantage and expand our market share.”

Conference Call and Webcast Information

The Company will host a conference call and audio webcast today, August 4, 2010, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately one hour after the call through August 18, 2010 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering account number 3055 and conference ID number 354149. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

Lumber Liquidators is the largest specialty retailer of hardwood flooring in the United States. With more than 200 stores and 340 varieties of flooring, including solid and engineered hardwood, bamboo, cork and laminate, and featuring premier brands such as Bellawood (which features a 50-year warranty), Dream Home, Schön, Virginia Mill Works, and Morning Star, Lumber Liquidators has one of the most extensive selections of prefinished and unfinished hardwood flooring in the industry. Its hardwood line is made up of more than 25 domestic and exotic wood species in both prefinished and unfinished brands of various lengths and widths. Flooring experts in every store provide consumers with useful product information and answers to all of their flooring questions.

While keeping costs down is part of the Company’s philosophy, Lumber Liquidators is also committed to offering high-quality, name-brand products that it stands behind with confidence.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s most recent periodic filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators	FD
Daniel Terrell/Ashleigh McDermott	Leigh Parrish/Jessica Greenberger
Tel: 757.566.7512	Tel. 212.850.5600

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$42,169	$35,675
Merchandise Inventories	143,146	133,342
Prepaid Expenses	6,532	5,988
Other Current Assets	5,615	4,356

Total Current Assets	197,462	179,361
Property and Equipment, net	26,909	20,491
Deferred Income Taxes	2,103	2,002
Other Assets	3,997	4,026

Total Assets	$230,471	$205,880

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$33,542	$32,608
Customer Deposits and Store Credits	13,857	9,805
Accrued Compensation	2,651	4,512
Sales and Income Tax Liabilities	3,246	2,770
Other Current Liabilities	6,431	5,566

Total Current Liabilities	59,727	55,261

Deferred Rent	2,422	2,185

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,419,674 and 27,234,222 outstanding, respectively)	27	27
Additional Capital	98,553	94,726
Retained Earnings	69,742	53,681

Total Stockholders’ Equity	168,322	148,434

Total Liabilities and Stockholders’ Equity	$230,471	$205,880

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net Sales	$168,674	$143,116	$319,869	$266,968
Cost of Sales	110,134	92,538	207,825	171,828

Gross Profit	58,540	50,578	112,044	95,140

Selling, General and Administrative Expenses	43,863	39,247	86,076	75,542

Operating Income	14,677	11,331	25,968	19,598

Interest and Other Income, net	(135)	(150)	(228)	(272)

Income Before Income Taxes	14,812	11,481	26,196	19,870

Provision for Income Taxes	5,719	4,542	10,135	7,838

Net Income	$9,093	$6,939	$16,061	$12,032

Net Income per Common Share—Basic	$0.33	$0.26	$0.59	$0.45

Net Income per Common Share—Diluted	$0.32	$0.25	$0.57	$0.44

Weighted Average Common Shares Outstanding:
Basic	27,385,644	26,863,599	27,334,753	26,830,575
Diluted	28,292,014	27,534,297	28,236,422	27,355,657

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2010	2009

Cash Flows from Operating Activities:
Net Income	$16,061	$12,032
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	2,580	2,341
Stock-Based Compensation Expense	1,532	1,651
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(9,804)	(18,044)
Accounts Payable	365	6,623
Customer Deposits and Store Credits	4,052	3,370
Prepaid Expenses and Other Current Assets	(1,803)	1,152
Other Assets and Liabilities	(390)	1,510

Net Cash Provided by Operating Activities	12,593	10,635

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(8,394)	(3,099)

Net Cash Used in Investing Activities	(8,394)	(3,099)

Cash Flows from Financing Activities:
Proceeds from the Exercise of Stock Options	1,321	663
Excess Tax Benefits on Stock Option Exercises	1,107	—
Common Stock Purchased Pursuant to Equity Compensation Plans	(133)	(32)
Other	—	(1)

Net Cash Provided by Financing Activities	2,295	630

Net Increase in Cash and Cash Equivalents	6,494	8,166
Cash and Cash Equivalents, Beginning of Period	35,675	35,139

Cash and Cash Equivalents, End of Period	$42,169	$43,305